Exhibit 10.14

Execution Version

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT, dated as of May 13, 2024 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among LGAC International LLC, a Delaware limited liability company (“Lionsgate”), and Lions Gate Capital Holdings 1, Inc., a Delaware corporation (“Starz”) (Lionsgate and Starz may be individually referred to herein as a “Party” and together as the “Parties”).

WHEREAS, the Parties have agreed to provide to each other a revolving credit facility pursuant to the terms of this Agreement, and the Parties are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto covenant and agree as follows:

1.

Revolving Facility. The Parties agree to make loans (each such loan, a “Loan”) from time to time to each other in United States dollars pursuant to this Agreement that together shall constitute a single bi-directional revolving credit facility (the “Intercompany Credit Facility”).

At any applicable time, the Party owing Loans to the other Party on a net basis after giving effect to any Loans incurred by such other Party pursuant to the Intercompany Credit Facility shall constitute the borrower (the “Borrower”), and the Party to which such Loans are owed on a net basis shall constitute the lender (the “Lender”).

At any applicable time, the net amount of Loans owing by the Borrower shall be referred to as the “Outstanding Principal Amount”, and the Outstanding Principal Amount, together with accrued and unpaid interest thereon, shall be referred to as the “Borrower’s Current Obligation”.

The Borrower’s Current Obligation shall be due and payable in full in cash upon the Termination Date.

2.

Borrowing Limit. On any business day, the Outstanding Principal Amount owing from one Party to the other Party may not exceed $150,000,000 on a net basis (the “Borrowing Limit”). As mutually agreed upon by the Parties, each Party may borrow, prepay, and then reborrow amounts pursuant to the Intercompany Credit Facility, subject at all times to the Borrowing Limit.

3.

Termination of Facility. Either Party may terminate this Agreement and the Intercompany Credit Facility at any time by notice to the other Party. The effective termination date shall be the earlier of (a) five business days after the date of notice of termination or (b) the closing date of the formal full separation of the STARZ Business and the Studio Business of Lions Gate Entertainment Corp. (“LGEC”) (such date, the “Termination Date”).

Upon the Termination Date, the Borrower at such time shall promptly (and in no event in more than (30) business days) repay the full amount of the Borrower’s Current Obligation.

For purposes hereof, (x) “STARZ Business” means substantially all of the assets and liabilities constituting LGEC’s “Media Networks” segment, and (y) “Studio Business” means substantially all of the assets and liabilities constituting LGEC’s “Motion Picture” and “Television Production” segments and a substantial portion of LGEC’s corporate general and administrative functions.

4.

Interest. The Loans under the Intercompany Credit Facility shall bear interest on the outstanding principal amount thereof during each Interest Period at a rate per annum equal to the Adjusted Term SOFR for such Interest Period plus a margin of 1.75%. Interest shall be payable in cash by the Borrower at the end of each Interest Period.

“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Reference Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR as so determined would be less than zero, such rate shall be deemed to be equal to zero for purposes of this Agreement.

“Interest Period” means, as to each Loan of the Borrower, a period commencing on the borrowing date of such Loan and ending at the earlier of (i) the date that the Borrower at the commencement of the Interest Period is no longer the Borrower and (ii) one month from the commencement of the Interest Period.

Each successive Interest Period shall commence immediately following the end of the previous Interest Period and shall end at the earlier of (i) the date that the Borrower at the commencement of such Interest Period is no longer the Borrower and (ii) one month from the commencement of such Interest Period; provided that any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, and any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Term SOFR Reference Rate” means with respect to any Loan, the rate per annum published by the CME Term SOFR Administrator as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on the beginning of any Interest Period, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator, then, so long as such day is otherwise a Business Day, the Term SOFR Reference Rate for such date will be the Term SOFR Reference Rate as published in respect of the first preceding Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such determinate date.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (“SOFR”) (or a successor administrator).

“Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

5.

Application of Payments. Where, at any particular time, the Borrower makes a payment to the Lender in connection with the Intercompany Credit Facility, such payment shall first reduce the amount of any accrued and unpaid interest owing by the Borrower to the Lender and secondly reduce the amount of the Outstanding Principal Amount. In the event that such payment exceeds the Borrower’s Current Obligation at such time, the excess amount shall constitute a Loan made under the Intercompany Credit Facility such that the recipient of such payment becomes the Borrower from the effective time of such payment in respect of such excess amount.

6.

Computations. All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on Loans outstanding under the Intercompany Credit Facility for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan is paid. Each determination by the Parties of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

7.

Evidence of Intercompany Credit Facility. The payments made by each Party to the other Party pursuant to the Intercompany Credit Facility shall be evidenced by one or more accounts or records maintained by each Party in the ordinary course of business. The accounts or records maintained by the Parties shall be conclusive absent manifest error of the amount of the advances made by the Parties to each other pursuant to the Intercompany Credit Facility and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Parties hereunder to pay any amount owing with respect to the Intercompany Credit Facility.

8.

Remedies. If either Party fails to make any payment hereunder when due, the Parties may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, the Intercompany Credit Facility or to enforce the performance of any provision of this Agreement.

9.

Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, except that the Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the other Party.

10.	Amendment. This Agreement may only be amended by an instrument in writing executed by the Parties hereto.

11.

GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Remainder of Page Intentionally Left Blank]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed as of the date first above written.

LGAC INTERNATIONAL LLC

By:	/s/ James W. Barge
Name:	James W. Barge
Title:	CFO & Treasurer

LIONS GATE CAPITAL HOLDINGS 1, INC.

By:	/s/ Adrian Kuzycz
Name:	Adrian Kuzycz
Title:	President and Secretary

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